KRAFT HEINZ CANADA ANNOUNCES AGREEMENT TO SELL ITS NATURAL CHEESE BUSINESS TO PARMALAT

PITTSBURGH & CHICAGO - 6 November 2018 - The Kraft Heinz Company announced today that it has entered into a definitive agreement to sell its Canadian natural cheese business to Parmalat for a purchase price of $1.62 billion CAD (approximately $1.23 billion USD at current FX rates). The agreement includes the sale of natural cheese brands Cracker Barrel, P’tit Quebec and aMOOza! in the Canadian market. The proposed transaction is expected to close in the first half of 2019, subject to regulatory review and approval.

“We’re excited about what this transaction means for our future growth and business in Canada,” said Bernardo Hees, Chief Executive Officer of Kraft Heinz. “We also believe Parmalat is uniquely positioned to advance the natural cheese business given their experience and focus on the dairy industry. At the same time, we can focus on the segments and categories where we have stronger brand equity, competitive advantage and greater growth prospects.”

Under the terms of the agreement, Kraft Heinz will sell its production facility located in Ingleside, Ontario. Kraft Heinz Canada will also transfer approximately 400 employees from that facility to Parmalat.

Kraft Heinz will continue to own and market its other cheese products, including Philadelphia, Cheez Whiz and Kraft Singles, which are processed in Mount Royal, Quebec, where Kraft Heinz Canada employs approximately 900 employees. The Kraft Heinz Company remains steadfast in its commitment to the Canadian market, illustrated by its recent acquisition of the Vancouver-based Ethical Bean coffee brand. Across Canada, Kraft Heinz currently employs approximately 2,000 employees in its facilities and thousands more, indirectly, through its co-manufacturers.

The natural cheese business being sold contributed approximately $560 million CAD (approximately $427 million USD at current FX rates) to Kraft Heinz’s net sales in 2017. Kraft Heinz expects to use transaction proceeds primarily to paydown debt, with reduced interest expenses expected to offset the majority of EPS dilution on a run-rate basis.

RBC Capital Markets served as exclusive financial advisor to Kraft Heinz Canada for this transaction, while Fasken Martineau DuMoulin LLP served as legal advisors.

About Kraft Heinz

The Kraft Heinz Company (NASDAQ: KHC) is the fifth-largest food and beverage company in the world. A globally trusted producer of delicious foods, The Kraft Heinz Company provides high quality, great taste and nutrition for all eating occasions whether at home, in restaurants, or on the go. The Company’s iconic brands include Kraft, Heinz, ABC, Capri Sun, Classico, Jell-O, Kool-Aid, Lunchables, Maxwell House, Ore-Ida, Oscar Mayer, Philadelphia, Planters, Plasmon, Quero, Smart Ones and Velveeta. The Kraft Heinz Company is dedicated to the sustainable health of our people, our planet and our Company. For more information, visit www.kraftheinzcompany.com.

About Parmalat

The Parmalat Group is a global player in the production and distribution of foods that are essential for everyday wellness: milk, dairy products and fruit beverages, which generated revenues of more than 6.6 billion euros in 2017. More than 26,000 people work at Parmalat’s facilities in Europe, the Americas, Africa and Oceania. Parmalat S.p.A., the Group's Parent Company, has been listed on the Italian Stock Exchange since October 6, 2005.
With more than 130 years of brand heritage in the Canadian dairy industry, Parmalat Canada is committed to producing great tasting, nutritious dairy products and supporting the health and wellness of Canadians through its iconic brands like Beatrice, Lactantia, Astro, Black Diamond and Balderson.
Parmalat Canada directly employs 3,000 Canadians, supports hundreds of farming families and contributes to livelihoods of thousands of Canadians who provide key services to our 16 manufacturing sites and national supply chain.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words such as “expect,” “invest,” “grow,” “continue,” "commit," “expand,” “advance,” “focus,” “will,” and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding Kraft Heinz’s plans, expected timing and benefits of the transaction, investment and growth plans in the region, and impact of the sale. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond Kraft Heinz’s control.

Important factors that may affect Kraft Heinz’s business and operations and that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, operating in a highly competitive industry; changes in the retail landscape or the loss of key retail customers; Kraft Heinz’s ability to maintain, extend and expand its reputation and brand image; the impacts of Kraft Heinz’s international operations; Kraft Heinz’s ability to leverage its brand value to compete against retailer brands and other economy brands; Kraft Heinz’s ability to predict, identify and interpret changes in consumer preferences and demand; Kraft Heinz’s ability to drive revenue growth in its key product categories, increase its market share or add products; an impairment of the carrying value of goodwill or other indefinite-lived intangible assets; volatility in commodity, energy and other input costs; changes in the Kraft Heinz’s management team or other key personnel; Kraft Heinz’s ability to realize the anticipated benefits from its cost savings initiatives; changes in relationships with significant customers and suppliers; the execution of Kraft Heinz’s international expansion strategy; tax law changes or interpretations; legal claims or other regulatory enforcement actions; product recalls or product liability claims; unanticipated business disruptions; Kraft Heinz’s ability to complete or realize the benefits from potential and completed acquisitions, alliances, divestitures or joint ventures; economic and political conditions in the United States and in various other nations in which we operate; volatility of capital markets and other macroeconomic factors; increased pension, labor and people-related expenses; volatility in the market value of all or a portion of the derivatives we use; exchange rate fluctuations; risks associated with information technology and systems, including service interruptions, misappropriation of data or breaches of security; Kraft Heinz’s ability to protect intellectual property rights; impacts of natural events in the locations in which we or our customers, suppliers or regulators operate; Kraft Heinz’s indebtedness and ability to pay such indebtedness; Kraft Heinz’s ownership structure; the impact of future sales of Kraft Heinz’s common stock in the public markets; Kraft Heinz’s ability to continue to pay a regular dividend; restatements of Kraft Heinz’s consolidated financial statements; review of the transaction by the Canadian Competition Bureau, or other agencies; and other factors. For additional information on these and other factors that could affect Kraft Heinz’s forward-looking statements, see Kraft Heinz’s risk factors, as they may be amended from time to time, set forth in its filings with the Securities and Exchange Commission. Kraft Heinz disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

CONTACT:

Michael Mullen
Senior Vice President of Corporate Affairs
Kraft Heinz Company
Michael.Mullen@kraftheinz.com

Av Maharaj
VP Corporate and Legal Affairs
Kraft Heinz Canada
av.maharaj@kraftheinz.com

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